Exhibit 99.1

Walgreens Boots Alliance Exceeds Expectations for Fiscal 2022 First Quarter Earnings

and Raises Guidance for Fiscal Year

Delivering Strong Results and Progress on Strategic Priorities

First quarter highlights

•

First quarter earnings per share (EPS*) from continuing operations was $4.13, compared with a loss of $0.45 in the year-ago quarter; continuing operations adjusted** EPS increased to $1.68, up 53.1 percent on a constant currency basis

•	First quarter sales from continuing operations increased 7.8 percent to $33.9 billion, up 7.6 percent on a constant currency basis
•

First quarter operating income from continuing operations increased to $1.3 billion, compared with a loss of $535 million in the year-ago quarter; adjusted operating income from continuing operations increased to $1.8 billion, up 48.5 percent on a constant currency basis

•	VillageMD and Shields majority investments closed on November 24th and October 29th, respectively

Strong operational performance

•	Results surpassed expectations across business segments, driven by COVID-19 vaccinations and testing, U.S. retail comparable sales up 10.6 percent, and Boots UK retail comparable sales up 16.3 percent
•	WBA continues to play a leading role in fighting the COVID-19 pandemic, with Walgreens administering over 56 million vaccines to date, including 15.6 million in the first quarter
•	Transformational Cost Management Program is on track to deliver $3.3 billion in annual cost savings by fiscal 2024

Fiscal 2022 outlook

•

Increasing full year adjusted EPS guidance to low-single digit growth, from flat previously, to reflect first quarter performance and continued positive momentum; now includes 2 percentage point impact from incremental investments in team members

•	Outlook continues to include 4 percentage point negative impact from previously planned healthcare investments

DEERFIELD, Ill., January 6, 2022 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2022, which ended November 30, 2021.

Chief Executive Officer Rosalind Brewer said:

“First quarter results exceeded our expectations, with a very encouraging performance across all our business segments. I am particularly excited about the progress we’re making in building out Walgreens Health. Our majority investments in VillageMD and Shields closed during the quarter, and we’re rolling out VillageMD primary care co-locations and Walgreens Health Corners at pace. The strong start to the fiscal year reinforces our confidence in the future, and as a result, we are raising our guidance for the full year and increasing investments in our people. Looking ahead, we are well positioned for sustainable, long-term value creation.”

Overview of First Quarter Results

WBA first quarter sales from continuing operations increased 7.8 percent from the year-ago quarter to $33.9 billion, an increase of 7.6 percent on a constant currency basis, reflecting strong comparable sales growth at Walgreens and in the International segment.

Operating income from continuing operations was $1.3 billion in the first quarter compared to an operating loss of $535 million in the year-ago quarter. This was partly driven by a $1.5 billion charge from the company’s equity earnings in AmerisourceBergen in the year ago quarter. Adjusted operating income from continuing operations was $1.8 billion, an increase of 48.5 percent on a constant currency basis. The increases reflect strong adjusted gross profit growth across both pharmacy and retail in the United States and a continued rebound in International segment sales and profitability.

Net earnings from continuing operations were $3.6 billion in the first quarter compared to a loss of $391 million from the year-ago quarter, reflecting a $2.5 billion after-tax gain due to the valuation of the company’s previously held minority equity and debt investments in VillageMD and Shields in the three months ended November 30, 2021, and a $1.2 billion charge, net of tax, from the company’s equity earnings in AmerisourceBergen in the year ago quarter. Adjusted net earnings from continuing operations increased to $1.5 billion, up 53.5 percent on a reported and constant currency basis compared with the year-ago quarter.

EPS from continuing operations in the first quarter was $4.13, compared with a loss of $0.45 in the year-ago quarter. Adjusted EPS from continuing operations was $1.68, an increase of 53.2 percent on a reported basis and an increase of 53.1 percent on a constant currency basis.

Net cash provided by operating activities was $1.1 billion in the first quarter and free cash flow was $645 million, a $118 million decrease compared with the year-ago quarter primarily driven by phasing of working capital, COVID-19 related government support in the year-ago quarter and increased capital expenditures.

Business Highlights

WBA continued to build on its strategy and achieve strong results across its business, including:

Growing the core

•	Playing a leading role in COVID-19 vaccinations and testing
–	Walgreens administered 15.6 million vaccinations and 6.5 million tests in 1Q
–	Over 9 million boosters administered to date
–	Largest pediatric vaccine provider in the pharmacy channel
•	U.S. retail comparable sales growth of 10.6 percent was the highest in over 20 years
•	Strong growth in U.S. omnichannel business with digital sales up 88 percent in 1Q, driven by 3.6 million same day pick-up orders
•	MyWalgreens membership at 92.4 million members in 1Q, up 7.2 million since 4Q
•	Investing in our team members, to attract, retain, and develop industry-leading talent
•	Boots UK delivered 2.0 million flu vaccinations in 1Q, up 150 percent versus last year
•	Further development of Boots healthcare services, both in store and online, including mental health support
•	Boots UK opened 27 new Beauty halls in regional locations
•	Boots online sales nearly doubled versus pre-COVID levels

Developing Walgreens Health

•	Closed VillageMD and Shields majority investments; CareCentrix closing expected by the end of 3Q
•	Rollout of VillageMD continues with 81 co-located centers now open, and 160+ targeted for CY22 year-end
•	47 Walgreens Health Corners launched to date, including 10 in California in 1Q, on track toward 100+ by CY22 year-end

•	Walgreens Health consumer app launched with Blue Shield of California and Clover Health

Refocusing the portfolio

•	Consolidated holding in AllianceRx Walgreens Prime from 55% to 100%
•	Consolidated holding in German wholesale JV from 70% to 100%

Business Segments

United States:

The United States segment had first quarter sales of $28.0 billion, an increase of 3.2 percent from the year-ago quarter, held back by a decline in the AllianceRx Walgreens Prime business. Comparable sales increased 7.9 percent from the year-ago quarter.

Pharmacy sales increased 1.1 percent. Excluding the AllianceRx Walgreens Prime business, sales grew 5.8 percent in the quarter. Comparable pharmacy sales increased 6.8 percent in the quarter compared to a year-ago, with prescriptions filled increasing by 6.2 percent, including a positive impact of approximately 535 basis points from COVID-19 vaccinations.

Retail sales increased 10.1 percent and comparable retail sales increased 10.6 percent in the first quarter compared with the year-ago quarter. Excluding tobacco and e-cigarettes, comparable retail sales increased 11.7 percent, reflecting broad based growth across all categories. In particular, health and wellness increased 24.7 percent aided by at-home COVID-19 tests and cough cold flu, and beauty and personal care increased 16.6 percent and 11.6 percent, respectively.

Gross profit increased 12.6 percent compared with the year-ago quarter. Adjusted gross profit increased 12.3 percent driven by strong sales growth, partially offset by reimbursement.

Selling, general and administrative expenses (SG&A) increased 6.7 percent compared with the year ago quarter. Adjusted SG&A increased 4.2 percent, driven by investments to support COVID-19 vaccinations and testing, and labor investments, partially offset by savings from the Transformational Cost Management program and timing benefits.

Operating income in the first quarter increased to $1.4 billion compared to a net operating loss of $504 million in the year-ago quarter. Adjusted operating income increased 46.3 percent, to $1.7 billion.

International:

The International segment had first quarter sales of $5.8 billion, an increase of 35.8 percent from the year-ago quarter, including a favorable currency impact of 1.6 percent. Sales increased 34.2 percent on a constant currency basis, including higher sales associated with the formation of company’s wholesale joint venture in Germany. Excluding this benefit, International segment sales on a constant currency basis increased 8.6 percent, reflecting the ongoing recovery in the UK market, following the lifting of COVID-19 restrictions in July.

Boots UK comparable pharmacy sales increased 8.8 percent compared with the year-ago quarter, reflecting stronger demand for pharmacy services. Boots UK comparable retail sales increased 16.3 percent compared with the year-ago quarter. Footfall improved but traffic still remains below pre-COVID-19 levels. Boots.com continued to perform well, with digital sales in the first quarter almost doubling compared with the equivalent quarter pre-COVID-19.

Gross profit increased 21.9 percent compared with the same quarter a year ago, including a favorable currency impact of 3.7 percent. Adjusted gross profit increased 18.2 percent on a constant currency basis, reflecting strong UK growth, and higher gross profit associated with inclusion of a full quarter of results from the company’s wholesale joint venture in Germany, partly offset by favorable timing of NHS reimbursement in the year-ago quarter.

SG&A in the quarter increased 21.1 percent from the year-ago quarter to $1.2 billion, including an adverse currency impact of 4.0 percent. Adjusted SG&A increased 11.4 percent on a constant currency basis. The increase in both SG&A and adjusted SG&A reflects higher costs associated with the company’s wholesale joint venture in Germany, and COVID-19 related government support in the year-ago quarter.

Operating income grew 39.8 percent, including an adverse currency impact of 3.8 percent, to $54 million. Adjusted operating income grew strongly to $164 million, an increase of 88.6 percent on a constant currency basis, compared with the year-ago quarter.

Walgreens Health:

In conjunction with the launch of its new consumer-centric healthcare strategy, in fiscal 2022, the company announced the creation of a new operating segment, Walgreens Health. As a result, beginning in fiscal year 2022, the company is now aligned into three reportable segments: United States, International and Walgreens Health.

The company’s Walgreens Health segment is a consumer-centric, technology-enabled healthcare business that engages consumers through a personalized, omni-channel experience across the care journey. Walgreens Health delivers improved health outcomes and lower costs for payors and providers by delivering care through owned and partnered assets.

The Walgreens Health segment currently consists of:

•	A majority position in VillageMD, a leading, national provider of value-based primary care services;
•	A majority position in Shields, a specialty pharmacy integrator and accelerator for hospitals; and
•

The Walgreens Health organically-developed business that contracts with payors and providers to deliver clinical healthcare services to their members and members’ caregivers through both digital and physical channels.

The Walgreens Health segment had first quarter sales of $51 million resulting from the acquisition of Shields on October 29 and VillageMD on November 24.

Gross profit was $20 million and adjusted gross profit was $20 million, both reflecting results from Shields and VillageMD. First quarter SG&A was $65 million, and adjusted SG&A was $33 million reflecting the two acquisitions and acceleration of investments in Walgreens Health. Operating loss was $45 million. Adjusted operating loss was $13 million.

Conference Call

WBA will hold a Virtual Investor Conference to discuss strategic priorities for the future, first quarter earnings results beginning at 8:30 a.m. Eastern time today, 2022. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

*All references to EPS and net earnings are to diluted EPS and diluted net earnings, in each case attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2022 guidance, our long-term growth algorithm and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, the potential impacts on our business of the spread and impacts of the COVID-19 pandemic, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost

Management and expansion of our Walgreens Health segment. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2021, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA has more than 315,000 team members and a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: it is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2021.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz	+1 847 315 0517

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2021	2020
Sales	$33,901	$31,438

Cost of sales	26,326	24,808

Gross profit	7,574	6,630

Selling, general and administrative expenses	6,391	5,792

Equity earnings (loss) in AmerisourceBergen	100	(1,373)

Operating income (loss)	1,283	(535)

Other income	2,617	63

Earnings (loss) before interest and tax	3,900	(472)

Interest expense, net	86	136

Earnings (loss) before tax	3,814	(607)

Income tax provision (benefit)	275	(207)

Post tax (loss) earnings from other equity method investments	(7)	15

Net earnings (loss) from continuing operations	3,531	(385)

Net earnings from discontinued operations	—	87

Net earnings (loss)	3,531	(299)

Net (loss) earnings attributable to noncontrolling interests - continuing operations	(48)	5

Net earnings attributable to noncontrolling interests - discontinued operations	—	4

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	3,580	(308)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.:

Continuing operations	$3,580	$(391)

Discontinued operations	—	83

Total	$3,580	$(308)

Basic net earnings (loss) per common share:

Continuing operations	$4.13	$(0.45)

Discontinued operations	—	0.10

Total	$4.13	$(0.36)

Diluted net earnings (loss) per common share:

Continuing operations	$4.13	$(0.45)

Discontinued operations	—	0.10

Total	$4.13	$(0.36)

Weighted average common shares outstanding:

Basic	865.8	865.3

Diluted	867.6	865.3

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2021	August 31, 2021
Assets

Current assets:

Cash and cash equivalents	$4,135	$1,193

Accounts receivable, net	5,960	5,663

Inventories	9,475	8,159

Other current assets	745	800

Total current assets	20,314	15,814

Non-current assets:

Property, plant and equipment, net	12,295	12,247

Operating lease right-of-use assets	21,826	21,893

Goodwill	21,520	12,421

Intangible assets, net	12,770	9,936

Equity method investments	6,367	6,987

Other non-current assets	1,413	1,987

Total non-current assets	76,192	65,471

Total assets	$96,507	$81,285

Liabilities, redeemable noncontrolling interest and equity

Current liabilities:

Short-term debt	$2,647	$1,305

Trade accounts payable	12,452	11,136

Operating lease obligations	2,266	2,259

Accrued expenses and other liabilities	6,973	7,260

Income taxes	110	94

Total current liabilities	24,447	22,054

Non-current liabilities:

Long-term debt	11,199	7,675

Operating lease obligations	22,103	22,153

Deferred income taxes	1,970	1,850

Other non-current liabilities	3,422	3,413

Total non-current liabilities	38,694	35,091

Redeemable noncontrolling interest	2,787	319

Total equity	30,579	23,822

Total liabilities, redeemable noncontrolling interest and equity	$96,507	$81,285

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2021	2020
Cash flows from operating activities:

Net earnings	$3,531	$(299)

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	500	475

Deferred income taxes	164	(348)

Stock compensation expense	35	36

Equity (earnings) loss from equity method investments	(93)	1,350

Gain on previously held investment interests	(2,576)	—

Other	95	(71)

Changes in operating assets and liabilities:

Accounts receivable, net	(127)	(259)

Inventories	(1,352)	(1,225)

Other current assets	(58)	36

Trade accounts payable	1,335	1,398

Accrued expenses and other liabilities	(399)	(105)

Income taxes	79	132

Other non-current assets and liabilities	(36)	74

Net cash provided by operating activities	1,099	1,195

Cash flows from investing activities:

Additions to property, plant and equipment	(454)	(431)

Proceeds from sale-leaseback transactions	202	231

Business, investment and asset acquisitions, net of cash acquired	(1,800)	(77)

Other	95	19

Net cash (used for) investing activities	(1,958)	(259)

Cash flows from financing activities:

Net change in short-term debt with maturities of 3 months or less	937	(347)

Proceeds from debt	7,940	3,310

Payments of debt	(4,444)	(2,807)

Stock purchases	(154)	(110)

Proceeds related to employee stock plans	19	4

Cash dividends paid	(413)	(405)

Other	(7)	4

Net cash provided by (used for) financing activities	3,877	(352)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(20)	10

Changes in cash, cash equivalents and restricted cash:

Net increase in cash, cash equivalents and restricted cash	2,998	594

Cash, cash equivalents and restricted cash at beginning of period	1,270	746

Cash, cash equivalents and restricted cash at end of period	$4,268	$1,339

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s United States and International segments, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. Comparable retail sales for previous periods have been restated to include e-commerce sales. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	Three months ended November 30,
	2021	2020

Net earnings (loss) from continuing operations (GAAP)	$3,580	$(391)

Adjustments to operating income (loss):

Transformational cost management [1]	203	100

Acquisition-related amortization [2]	165	95

Acquisition-related costs [3]	71	21

Adjustments to equity earnings (loss) in AmerisourceBergen [4]	43	1,481

LIFO provision [5]	14	33
Total adjustments to operating income (loss)	495	1,731

Adjustments to other income:

Net investment hedging (gain) loss[6]	1	9

Gain on previously held investments [7]	(2,576)	—

Total adjustments to other income	(2,574)	9

Adjustments to income tax provision (benefit):

Equity method non-cash tax [8]	18	(346)

Tax impact of adjustments [8]	(26)	(61)

Total adjustments to income tax provision (benefit)	(8)	(407)

Adjustments to post tax equity earnings from other equity method investments:

Adjustments to equity earnings in other equity method investments [9]	15	13

Total adjustments to post tax (loss) earnings from other equity method investments	15	13

Adjustments to net (loss) earnings attributable to noncontrolling interests:

Transformational cost management [1]	(1)	—

Acquisition-related amortization [2]	(32)	(4)

Acquisition-related costs [3]	(17)	—

LIFO provision [5]	—	(3)

Total adjustments to net (loss) earnings attributable to noncontrolling interests	(50)	(8)

Adjusted net earnings attributable to Continuing Operations (Non-GAAP measure)	$1,455	$948

Net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (GAAP)	—	83

Acquisition-related amortization [2]	—	21

Acquisition-related costs [3]	—	2

Transformational cost management [1]	—	4

Tax impact of adjustments [8]	—	(5)

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	$—	$22

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. - discontinued operations (Non-GAAP measure)	$—	$105

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,455	$1,052

Diluted net earnings per common share - continuing operations (GAAP) [10]	$4.13	$(0.45)
Adjustments to operating income	0.57	2.00
Adjustments to other income	(2.97)	0.01
Adjustments to income tax provision (benefit)	(0.01)	(0.47)
Adjustments to post tax (loss) earnings from other equity method investments [9]	0.02	0.01
Adjustments to net (loss) earnings attributable to noncontrolling interests	(0.06)	(0.01)

Adjusted diluted net earnings per common share - continuing operations (Non-GAAP measure)	$1.68	$1.09

Diluted net earnings per common share - discontinued operations (GAAP)	$—	$0.10

Total adjustments to net earnings (loss) attributable to Walgreens Boots Alliance, Inc. – discontinued operations	—	0.03

Adjusted diluted net earnings per common share - discontinued operations (Non-GAAP measure)	$—	$0.12

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.68	$1.22

Weighted average common shares outstanding, diluted (in millions) [11]	867.6	865.3

[1]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and inventory valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangibles assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments excludes the expected profit margin component from cost of sales recorded under the business combination accounting principles.

[3]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include all charges incurred on certain mergers, acquisition and divestitures related activities, for example, including costs related to integration efforts for successful merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance and stock compensation. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[4]

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen’s recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

[5]

The Company’s United States segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the United States segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

[6]

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within other income (loss). We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

[7]

Includes significant gains on business combinations due to the remeasurement of previously held minority equity interests and debt securities to fair value. During the three months ended November 30, 2021, the Company recorded such pretax gains of $2,174 million and $402 million for VillageMD and Shields respectively.

[8]

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

[9]

Adjustments to post tax (loss) earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax (loss) earnings from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[10]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average common shares outstanding for diluted EPS for the three months ended November 30, 2020.

[11]

Includes impact of potentially dilutive securities in the quarterly calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes for the three months ended November 30, 2020.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended November 30, 2021
	United States[1]	International	Walgreens Health	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$28,032	$5,818	$51	$—	$33,901

Gross profit (GAAP)	$6,347	$1,207	$20	$—	$7,574

LIFO provision	14	—	—	—	14

Acquisition-related amortization	7	—	—	—	7

Adjusted gross profit (Non-GAAP measure)	$6,368	$1,207	$20	$—	$7,595

Selling, general and administrative expenses (GAAP)	$5,091	$1,153	$65	$82	$6,391

Acquisition-related costs	3	(39)	(24)	(11)	(71)

Transformational cost management	(141)	(54)	—	(9)	(203)

Acquisition-related amortization	(133)	(17)	(8)	—	(158)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,821	$1,043	$33	$64	$5,961

Operating income (loss) (GAAP)	$1,356	$54	$(45)	$(82)	$1,283

Adjustments to equity earnings in AmerisourceBergen	43	—	—	—	43

Acquisition-related amortization	140	17	8	—	165

Transformational cost management	141	54	—	9	203

LIFO provision	14	—	—	—	14

Acquisition-related costs	(3)	39	24	11	71

Adjusted operating income (loss) (Non-GAAP measure)	$1,690	$164	$(13)	$(63)	$1,777

Gross margin (GAAP)	22.6%	20.7%	40.3%		22.3%

Adjusted gross margin (Non-GAAP measure)	22.7%	20.7%	40.3%		22.4%

Selling, general and administrative expenses percent to sales (GAAP)	18.2%	19.8%	128.9%		18.9%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.2%	17.9%	65.5%		17.6%

Operating margin[2]	4.5%	0.9%	(88.6)%		3.5%

Adjusted operating margin (Non-GAAP measure)[2]	5.5%	2.8%	(25.2)%		4.8%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating income (loss) for the three month period ended November 30, 2021 includes AmerisourceBergen equity earnings (loss) for the period of July 1, 2021 through September 30, 2021. Operating income (loss) for the three month period ended November 30, 2020 includes AmerisourceBergen equity earnings (loss) for the period of July 1, 2020 through September 31, 2020.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Three months ended November 30, 2020

	United States[1]	International	Walgreens Health[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,163	$4,285	$—	$(10)	$31,438

Gross profit (GAAP)	$5,639	$990	$—	$1	$6,630

Transformational cost management	(1)	—	—	—	(1)

LIFO provision	33	—	—	—	33

Adjusted gross profit (Non-GAAP measure)	$5,671	$990	$—	$1	$6,663

Selling, general and administrative expenses (GAAP)	$4,770	$952	$3	$67	$5,792

Acquisition-related amortization	(76)	(19)	—	—	(95)

Transformational cost management	(61)	(27)	—	(12)	(100)

Acquisition-related costs	(8)	(2)	—	(12)	(21)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,625	$904	$3	$43	$5,574

Operating income (loss) (GAAP)	$(504)	$39	$(3)	$(66)	$(535)

Adjustments to equity earnings (loss) in AmerisourceBergen	1,481	—	—	—	1,481

Acquisition-related amortization	76	19	—	—	95

Transformational cost management	60	27	—	12	100

LIFO provision	33	—	—	—	33

Acquisition-related costs	8	2	—	12	21

Adjusted operating income (loss) (Non-GAAP measure)	$1,155	$87	$(3)	$(42)	$1,196

Gross margin (GAAP)	20.8%	23.1%	—%		21.1%

Adjusted gross margin (Non-GAAP measure)	20.9%	23.1%	—%		21.2%

Selling, general and administrative expenses percent to sales (GAAP)	17.6%	22.2%	—%		18.4%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	21.1%	—%		17.7%

Operating margin[2]	3.2%	0.9%	—%		2.7%

Adjusted operating margin (Non-GAAP measure)[2]	3.9%	2.0%	—%		3.5%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating income (loss) for the three month period ended November 30, 2021 includes AmerisourceBergen equity earnings (loss) for the period of July 1, 2021 through September 30, 2021. Operating income (loss) for the three month period ended November 30, 2020 includes AmerisourceBergen equity earnings (loss) for the period of July 1, 2020 through September 31, 2020.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

[3]	Fiscal 2021 data related to Walgreens Health operating segment has been reclassified to conform to the current period presentation.

EQUITY EARNINGS (LOSS) IN AMERISOURCEBERGEN

	Three months ended November 30,
	2021	2020

Equity earnings in AmerisourceBergen (GAAP)	$100	$(1,373)

Acquisition-related intangibles amortization	35	30

Employee severance, litigation, and other	13	1,548

Impairment of non-customer note receivable	4	—

Gains from antitrust litigation settlements	3	—

Impairment of assets	3	3

Tax reform	3	(100)

Goodwill impairment	2	—

Certain discrete tax benefits	—	6

New York State Opioid Stewardship Act	—	3

LIFO credit	(1)	(7)

Non-controlling interest	(2)	—

Gain on remeasurement of equity investment	(18)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$143	$108

ADJUSTED EFFECTIVE TAX RATE

	Three months ended November 30, 2021			Three months ended November 30, 2020
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate

Effective tax rate (GAAP)	$3,814	$275	7.2%	$(607)	$(207)	(34.0)%

Impact of non-GAAP adjustments	(2,080)	4		1,740	55

Equity method non-cash tax	—	(18)		—	346

Adjusted tax rate true-up	—	22		—	6

Subtotal	$1,733	$284		$1,132	$200

Exclude adjusted equity earnings in AmerisourceBergen	(143)	—		(108)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,591	$284	17.8%	$1,024	$200	19.5%

FREE CASH FLOW

	Three months ended November 30,
	2021	2020

Net cash provided by operating activities (GAAP)	$1,099	$1,195
Less: Additions to property, plant and equipment - as reported	(454)	(431)

Free cash flow - (Non-GAAP measure)[1]	$645	$763

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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